EXHIBIT 15.3

CONSENT OF GEOLOGIST

I hereby consent to the inclusion and reference of statements made by me regarding the Winnemucca Mountain Property of Evolving Gold Corp. in the Amendment No. 2 to Form 20-F Registration Statement dated March 4, 2005 to be filed by Evolving Gold Corp. with the United States Securities and Exchange Commission.

Dated the 4th day of March, 2005

/s/ Harmen J. Keyser

Harmen J. Keyser Consulting Geologist